Exhibit 99.1

Charter of Corporate Ethics and Conduct

(Purpose)

Article 1	The purpose of these Rules is to prescribe ethics concerning the performance of duties by employees of the Company and to maintain ethics in the Company.

(Coverage)

Article 2	These rules shall apply to all employees by adoption by the Board of Directors.

(Ethical Principles)

Article 3	Employees shall perform their duties with high ethical standards and conscience, comply with laws, regulations, and internal rules, and act responsibly in accordance with business manners and social norms.

(Pursuit of customer satisfaction)

Article 4	Employees shall pursue customer satisfaction and trust by developing and providing advanced technology.

(Coexistence and co-prosperity with partners)

Article 5	Employees shall respect not only their own company but also its partners and strive for co-existence and co-prosperity.

(Fair dealing)

Article 6	In the execution of transactions, employees shall comply with the Antimonopoly Law and other laws and regulations, shall be fair, and shall not engage in any of the following acts:

(1)	Acts that unreasonably prejudice the interests of partners

(2)	Taking advantage of one’s professional authority or position to obtain unauthorized personal benefits

(3)	Giving or receiving excessive gifts of money or goods, entertainment, etc. that exceed socially accepted norms, and making claims for such gifts, gifts, entertainment, etc.

(Building a Comfortable Workplace)

Article 7	Each employee shall strive to create a comfortable work environment in which all employees can fully demonstrate their abilities by having a sense of ownership, emphasizing speed and efficiency, and valuing communication.

(Respect for human rights)

Article 8	Employees shall respect the human rights of other employees and shall not engage in discrimination or sexual, power or maternity harassment.

(Management of information)

Article 9	The following principles shall be observed in the management of information.

(1)	Employees shall properly manage the Company’s information (confidential information, personal information, etc.).

(2)	Not to divulge or use confidential information, even after retirement

(3)	Not to infringe on the intellectual property of other companies or persons, including unauthorized copying of computer software

(Information Security Initiatives)

Article 10	Employees shall be actively involved in the Company’s information security efforts and shall prevent unauthorized acts from outside the Company and leaks from inside the Company.

(Elimination of antisocial forces)

Article 11	Employees shall take a firm stand against antisocial forces in accordance with the “Rules for Eliminating Antisocial Forces”. They shall not provide benefits to antisocial forces.

(Prohibition of acts contrary to the interests of the Company)

Article 12	Employees shall not engage in any conduct contrary to the interests of the Company, such as:
(1)	Unauthorized use of the Company’s tangible or intangible assets

(2)	Using the Company’s money or goods for personal purposes

(3)	To operate one’s own business or be employed by another company without the Company’s approval.

(4)	Political, religious, or other non-work related activities in the workplace

(Implementation of reliable financial reporting)

Article 13	In order to ensure the reliability of financial reporting and the effective and appropriate submission of internal control reports in accordance with the Financial Instruments and Exchange Law, employees shall establish and operate an internal control system in accordance with the “Internal Control Regulations” and shall strive to continuously evaluate that the system is functioning properly.

(Consideration for the natural environment)

Article 14	Employees shall perform their duties in consideration of the natural environment, use resources and energy efficiently, and try to reduce, effectively utilize, and recycle waste.

(Information dissemination efforts)

Article 15	The Company shall increase the transparency of its corporate activities and enhance its corporate value by disseminating accurate and sufficient corporate information in an appropriate and fair manner.

(Reporting to internal reporting, etc.)

Article 16	If an employee becomes aware that another officer or employee is violating this Code, the employee must report the matter in accordance with the “Internal Reporting Rules”.

(Revised and abolished)

Article 17	Revision or abolition of these rules shall be in accordance with the procedures set forth in the “Rules and Regulations Management Regulations.

Established June 15, 2008

Charter of Conduct

PicoCELA Corporation is committed to providing services that enhance profitability, vibrant development, and return profits to society.

To this end, we recognize that we, as executives and employees, must have a high awareness of compliance and earn the trust of our customers, partners, employees, local communities, shareholders, and other stakeholders, as well as enhance our corporate value through consideration for the environment.

●	Creation of new value

We will create and develop new market needs by working on new technologies and conducting development and research.

●	Contribution to society

We will contribute to society by solidifying social infrastructure, creating new market needs, and creating new industries in the community and society.

●	Cooperation with partners

We value relationships of trust and build businesses that can coexist and return profits to our partners.

●	Self-growth

We will promote the personal growth of each employee and strive to be a group with a high awareness of respect for human relationships.

●	Customer satisfaction

We develop and provide high technology to gain customer satisfaction and trust.

●	Fair corporate activities

We will conduct fair trade. We will also respect each other’s rights and position.

●	Respect for human rights

We will respect human rights in all aspects of our corporate activities and will not engage in discriminatory treatment, sexual harassment, power harassment, or the like.

●	Management of intellectual assets and personal information

We recognize the value of intellectual assets and personal information, and will implement appropriate management.

●	Implementation of information security

Employees shall be actively involved in the Company’s information security efforts and shall prevent unauthorized acts from outside and leaks from inside the Company.

●	Compliance with laws and regulations

Recognizing that our corporate activities are a public institution of society, each and every employee shall foster an awareness of compliance and comply with all laws and regulations related to the Company, including the elimination of antisocial forces and the preparation of accurate financial reports.

●	Information dissemination

We will disseminate accurate and sufficient corporate information in an appropriate and fair manner to enhance the transparency of our corporate activities.

●	Contribution to global environmental conservation

We contribute to the creation of a sustainable society by reducing our impact on the global environment.